EXHIBIT 99.1

Third Millennium Telecommunications, Inc. Goes Public through Share Exchange with ECOS Group, Inc.


Updated: Tuesday, October 2, 2001 09:14 AM ET






PISCATAWAY, NJ--(BUSINESS WIRE)--October 2, 2001--Third Millennium Telecommunications, Inc., a New Jersey corporation (OTCBB:TMTM) announced today it has gone public through the closing of a Share Exchange Agreement entered into on June 14, 2001 with ECOS Group, Inc. a Florida corporation (formerly OTCBB: ECOS).

ECOS' name and stock symbol have been changed to Third Millennium
Telecommunications, Inc. and TMTM respectively (also referred herein to as the "Company").

Mike Galkin and Robert Menaker have replaced ECOS's officers and board of directors that consisted of Wendell R. Anderson, Luis De La Cruz, Leon S. Eplan, Charles C. Evans, Timothy R. Gipe, Joseph F. Startari and Ana Caminas. Galkin will also serve as the Company's President and Chairman of the Board and Menaker will serve as Vice-President.

Also effective is the previously announced 1 for 20 reverse stock split on the Company's issued and outstanding Common Stock ("Reverse Split"). The number of authorized shares of the Company's Common Stock will remain at 75,000,000.

There are currently approximately 8,156,999 post-Reverse Split shares the of the Company's Common Stock issued and outstanding which include the issuance of 6,875,000 post-Reverse Split shares for the acquisition of 100% of the outstanding Third Millennium Common Stock. It further includes cancellation of 6,259,385 shares of common stock and the termination of 6,009,385 options to purchase shares of Common Stock held by EE&G Management, in exchange for transfer by the Company all of the outstanding shares of its wholly-owned subsidiary, EE&G, to certain members of EE&G Management.

The Share Exchange Agreement also provides for the issuance of 35,000,000 additional Common Stock shares to the pre-closing Third Millennium shareholders upon the achievement of certain financial thresholds.

Third Millennium, founded in 1997, is a Master Agent for the sale of wireless telecommunications devices and services for Worldcom (WCOM) Globalstar U.S.A.(GSTRF) and AT&T Wireless (AWE) in all markets where such devices and services are sold in the U.S.A. TMTM has become one of the largest Worldcom Wireless distributor's in the U.S.A., through its network of over 250 retailers and affiliates nationwide.

Some information in this release is forward looking and is not a guarantee of future performance and involves risks and uncertainties that we cannot predict. We have based these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, our actual results may differ materially. The Company does not assume any obligation to update any such forward-looking statements.

*T

CONTACT: Third Millennium Telecommunications, Inc., Piscataway
Robert Menaker, 732-465-1500
invest@tmt2000.com